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                                                                   EXHIBIT 10(a)

INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 033-65381 of Allstate Life of New York Separate Account A of Allstate Life Insurance Company of New York on form N-4 of our report dated February 20, 1998 relating to the financial statements and financial statement schedules of Allstate Life Insurance Company of New York, appearing in the Prospectus, and our report dated February 20, 1998 relating to the financial statements of Allstate Life of New York Separate Account A contained in the Statement of Additional Information (which is incorporated by reference in the Prospectus of Allstate Life of New York Separate Account A of Allstate Life Insurance Company of New York) which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

Chicago, Illinois
March 30, 1998